Exhibit 10.23

Summary of Compensatory Arrangements with Executive Officers

The compensation committee of the board of directors approved a schedule of the following fiscal year 2007 base salaries for each of our named executive officers:

Name and Principal Position	2007 Base Salary
Michael F. Neidorff Chairman and Chief Executive Officer	$1,000,000
J. Per Brodin Senior Vice President and Chief Financial Officer	$350,000
Carol E. Goldman Senior Vice President and Chief Administrative Officer	$375,000
William N. Scheffel Senior Vice President, Specialty Business Unit	$510,000
Karey L. Witty Senior Vice President, Health Plan Business Unit	$500,000

The basis for awarding bonuses, if any, to the executive officers named above shall be determined in accordance with the provisions of their respective employment agreements.